Exhibit 10.20

Sales Contract

Seller: Tianjin Boai Leechdom Technique Company
Address: No.55, Miyun Road, Naikai District, Tianjin
Representative:
Account Bank:
Account:
Tax No.:
Telephone: 022-27640191
Fax:

Buyer: Tianjin Tianshili Medicine Company
Address: No.72, East Jinzhonghe Road, Hebei District, Tianjin
Representative:
Account Bank: ICBC Zhongshan Road
Account: 0302030309300036025
Tax No.: 120105746673439
Telephone: 26292698
Fax:

Product Name	Specification	Unit	Unit Price	Quantity	Amount	Remark
All					20000000
Total: Twenty Million
Term of Payment
Term of Delivery
1.

Acceptance: The quality of products shall meet the national or local standard. Once a problem of quality raises, the buyer shall notice the seller within seven days after acceptance, or the products will be considered to meet the criterion. Refund will not be made for non-quality problems, and damages caused by refund without agreement of seller shall be borne by buyer.

2.

Claim: If damage and missing are caused by carrier, seller may directly ask the certificate of accident from carrier and give the certificate to the buyer within seven days after acceptance. Otherwise, it will be considered that the buyer accept the goods properly.

3.	Default: by Contract law

4.	Others:

5.	Dispute Solving: Once the disputes cannot be solved by negotiation, both sides can file a suit at the court of jurisdiction of seller.

6.	Both sides have read carefully and accepted all the terms above. This contract becomes effective after both sides sign and seal.

Seller:	Buyer:

July 13, 2010